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                                                                    Exhibit 3.1
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                                 State of Idaho

                              ===================
                              Department of State
                              ===================

      I Pete T. Cenarrusa, Secretary of State of the State of Idaho, hereby certify that I am the custodian of the corporation, limited liability company, limited partnership, limited liability partnership, and assumed business name records of this State.

      I FURTHER CERTIFY That the annexed is a full, true and complete transcript of for amended and restated articles of incorporation of MCMS, INC., file number C 108686, received and filed on February 24, 1998.

Dated: February 24, 1998


[SEAL]                                  /s/ Pete T. Cenarrusa

                                          SECRETARY OF STATE

                                        By /s/ Alisa Hartley
                                           ---------------------------


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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                   MCMS, INC.

                                     o o o o

            1. The name of the corporation (which is hereinafter referred to as the "Corporation") is MCMS, Inc.

            2. The original Articles of Incorporation was filed with the Secretary of State of the State of Idaho on December 23, 1994, under the name Micron Custom Manufacturing Services, Inc.

            3. The amendments contained within the Amended and Restated Articles of Incorporation have been duly proposed by resolutions adopted and declared advisable by the Board of Directors were duly adopted by the shareholders of the Corporation pursuant to Section 30-1-1003 of the Idaho Business Corporation Act by the unanimous written consent of the shareholders in lieu of a meeting and vote and duly executed and acknowledged by the officers of the Corporation in accordance with the provisions of Section 30-1-704 of the Idaho Business Corporation Act, and, upon filing with the Secretary of State in accordance with
Section 30- 1-1006, shall thenceforth supersede the original Articles of Incorporation and shall, as it may thereafter be amended in accordance with its terms and applicable law, be the Articles of Incorporation of the Corporation.

            4. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the laws of the State of Idaho, and all rights conferred herein are granted subject to this reservation.

            5. The text of the these Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

      FIRST: The name of the Corporation is MCMS, INC.

      SECOND: The address of the Corporation's registered office in the State of Idaho is 16399 Franklin Road, Nampa, Idaho 83687. The name of the Corporation's registered agent at such address shall be Angelo M. Ninivaggi, Jr.

      THIRD: The nature of the business of the Corporation and its objects and purposes are to have and exercise all the powers conferred by the laws of the State of Idaho upon corporations formed under the Business Corporation Act of such State.

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      FOURTH: The Corporation is authorized to issue 6,000,000 shares of Series
A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), 6,000,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"), 1,000,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock" and, together with the Series A Preferred Stock and the Series B Preferred Stock, the "Preferred Stock"), and up to 750,000 shares of undesignated preferred stock, par value $0.001 per share, 30,000,000 shares of voting common stock, par value $0.001 per share (the "Class A Common Stock"), 12,000,000 shares of nonvoting common stock, par value $0.001 per share (the "Class B Common Stock"), 2,000,000 shares of super-voting common stock, par value $0.001 per share (the "Class C Common Stock"), and 1,000 shares of undesignated common stock, par value $0.01 per share (the "Old Common Stock").

      The 750,000 undesignated shares of preferred stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of previously undesignated preferred stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

      For any series of preferred stock having issued and outstanding shares, the Board of Directors is further authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series, if any. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

            Set forth below is a statement of the preferences, limitations and relative rights of each class and series of stock of the Corporation. Unless otherwise indicated, all cross-references in each Subdivision of this Article Fourth refer to other paragraphs in such Subdivision.

                               I. Preferred Stock

            Section 1. Dividends.

            1A. General Obligation. When, as and if declared by the Corporation's Board of Directors and to the extent permitted under the Idaho Business Corporation


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Act, the Corporation shall pay preferential dividends in cash to the holders of the Preferred Stock on each share of the Preferred Stock (a "Share") at the rate of 10 percent per annum of the sum of the Liquidation Value thereof plus all declared and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all declared and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall not be cumulative. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share. Additionally, in the event that a Share of Series B Preferred Stock is converted into a Share of Series A Preferred Stock, the "date of issuance" with respect to such Share of Series A Preferred Stock shall be the date of issuance of the Share of Series B Preferred Stock, the conversion of which resulted in the issuance of such Share of Series A Preferred Stock.

            1B. Participating Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable in connection with or pursuant to the Recapitalization (as defined below) or solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined; provided that if any dividend consists of voting securities, the Corporation shall make available to each holder of Series B Preferred Stock, at such holder's request, dividends consisting of securities which are non-voting (except as otherwise required by law), which are otherwise identical to the dividends consisting of voting securities and which are convertible into such voting securities on the same terms as Class B Common Stock is convertible into Class A Common Stock.

            Section 2. Liquidation.

            Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (plus all declared and unpaid dividends thereon), and, except as set forth


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herein, the holders of Preferred Stock shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's shareholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value (plus all declared and unpaid dividends) of the Preferred Stock held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all declared and unpaid dividends with respect to the Preferred Stock, but only to the extent of funds of the Corporation legally available for the payment of dividends. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such liquidation, dissolution or winding up. Any Change in Control or Fundamental Change (both as defined below) shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

            Section 3. Priority of Preferred Stock on Dividends and Redemptions.

            So long as any Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends declared but unpaid on the Preferred Stock; provided that the Corporation may repurchase shares of Common Stock from present or former employees of the Corporation and its Subsidiaries in accordance with the provisions of agreements or plans providing the Corporation with repurchase rights.

            Section 4. Voting Rights. Except as otherwise required by law and subject to the provisions set forth in this Article Fourth, the holders of shares of Common Stock issued and outstanding and Preferred Stock issued and outstanding shall vote together as a single class on all matters subject to shareholder approval. Notwithstanding the foregoing, the holders of Preferred Stock shall have no right to vote except as set forth in this Section 4 and as otherwise expressly required by law.

      4A. Series A Preferred Stock. Each holder of the Series A Preferred Stock
(i) shall have one vote for each share of Class A Common Stock that would be issuable to such holder upon the conversion of all the shares of Series A Preferred Stock held


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by such holder on the record date for the determination of shareholders entitled to vote, or if no record date is specified, as of the date of such vote, and
(ii) shall be entitled to notice of each shareholders' meeting in accordance with the Bylaws of the Corporation.

      4B. Series B Preferred Stock. Holders of Series B Preferred Stock shall have no rights to vote except as provided in this paragraph and as otherwise expressly required by law. In the event a right to vote expressly required by law arises, each holder of Series B Preferred Stock (i) shall be entitled to one vote for each share of Class A Common Stock that would be issuable to such holder upon the conversion of all the shares of Series B Preferred Stock held by such holder (whether by way of conversion through Class B Common Stock or through Series A Preferred Stock) on the record date for the determination of shareholders entitled to vote, or if no record date is specified, as of the date of such vote, and (ii) shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.

      4C. Series C Preferred Stock. Each holder of the Series C Preferred Stock
(i) shall have two votes for each share of Class C Common Stock that would be issuable to such holder upon the conversion of all the shares of Series C Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote, or if no record date is specified, as of the date of such vote, and (ii) shall be entitled to notice of each shareholders' meeting in accordance with the Bylaws of the Corporation.

            Section 5. Conversion.

            5A. Conversion Procedure.

            (i) At any time and from time to time, any holder of Preferred Stock may convert all or any portion of the Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $11.33 and dividing the result by the Conversion Price then in effect. Subject to and upon compliance with the provisions of this Section 5, any holder of Series A Preferred Stock shall be entitled at any time and from time to time in such shareholder's sole discretion and at such shareholder's option, to convert any and all of the shares of Series A Preferred Stock held by such shareholder into the same number of shares of Series B Preferred Stock. Any holder of Series B Preferred Stock may convert all or any portion of the Series B Preferred Stock (including any fraction of a Share) held by such holder into an equal number of shares of Series A Preferred Stock; provided however, that no holder of Series B Preferred Stock shall be entitled to convert shares of Series B Preferred Stock into Series A Preferred Stock, if and to the extent that after giving effect to such conversion, such holder (together with all other persons within the same "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"))) holds shares of capital stock of the


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Corporation representing more than 49% of the voting power of the then outstanding capital stock of the Corporation; and provided, further, that, Series B Preferred Stock that is Restricted Stock may not be converted into Series A Preferred Stock, if and to the extent that immediately prior thereto, or as a result of such conversion, with respect to such Restricted Stock, the Regulated Shareholder who owns or has owned such Restricted Stock, reasonably determines that the issuance of shares of Series A Preferred Stock upon the conversion of such Restricted Stock would result in a Regulatory Problem for such Regulated Shareholder.

            (ii) Except as otherwise provided herein, each conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock or Preferred Stock, as applicable, are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock or Preferred Stock, as applicable, represented thereby.

            (iii) Notwithstanding any other provision hereof, if a conversion of Preferred Stock is to be made in connection with a Qualified Public Offering (as defined below), a Change in Control, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares of Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until immediately prior to such transaction being consummated.

            (iv) As soon as possible after a conversion has been effected (but in any event within five (5) business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

            (a) a certificate or certificates representing the number of shares of Conversion Stock or Preferred Stock, as applicable, issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

            (b) payment in an amount equal to all declared and unpaid dividends with respect to each Share converted which have not been paid prior thereto, plus the amount payable under subparagraph (ix) below with respect to such conversion; and


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            (c) a certificate representing any Shares of Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

            (v) If at the time of conversion of any Preferred Stock there are declared but unpaid dividends on such Preferred Stock being converted into Conversion Stock, such dividends may, at the converting holder's option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

            (vi) The issuance of certificates for shares of Conversion Stock or Preferred Stock, as applicable, upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock or Preferred Stock, as applicable, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted. Upon conversion of each Share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock or Preferred Stock, as applicable, issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

            (vii) The Corporation shall not close its books against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

            (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock and each series of Preferred Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock and each series of Preferred Stock, as applicable, issuable upon the conversion of all outstanding Preferred Stock. All shares of Conversion Stock and each series of Preferred Stock, as applicable, which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock and Preferred Stock, as applicable, may be so issued without violation of any applicable law or governmental regulation or any


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

requirements of any domestic securities exchange upon which shares of Conversion Stock or Preferred Stock, as applicable, may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock and shares of each series of Preferred Stock, as applicable, to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

            (ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount in cash to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

            5B. Conversion Events. Each of the following shall constitute a "Conversion Event":

      (a) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933, as amended, or a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force);

      (b) any sale of securities of the Corporation to a person or a group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (without giving effect to the Restricted Stock transferred in such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors;

      (c) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation; or

      (d) a transaction approved in advance by the Board of Governors of the Federal Reserve System as being in compliance with the requirements of the Bank Holding Company Act.

            5C. Conversion Price.

            (i) The initial Conversion Price shall be $11.33. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 5C.


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            (ii) If and whenever on or after the original date of issuance of the Preferred Stock the Corporation issues or sells, or in accordance with paragraph 5D is deemed to have issued or sold, any Additional Stock (as defined below) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

            (iii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to paragraph 5D) by the Corporation after the original date of issuance of the Preferred Stock other than:

      (A) 2,500,000 shares of Common Stock, issued or sold or (deemed issued or sold) to employees, directors, consultants, vendors, lessors and lenders of the Corporation and its Subsidiaries pursuant to stock option plans and stock ownership plans not repurchased at cost by the Corporation and lease and loan (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock and as such number includes all such stock options and purchase rights outstanding at the time of the issuance of the Preferred Stock);

      (B) Shares of Common Stock issued pursuant to a transaction described in paragraph 5E hereof;

      (C) Capital stock or warrants or options to purchase capital stock issued as consideration for bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation;

      (D) Shares of Common Stock issued or issuable upon conversion of the Preferred Stock;

      (E) Shares of Common Stock issued or issuable in a Qualified Public Offering prior to or in connection with which all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be converted to Common Stock; and

      (F) Shares of Common Stock issued in connection with or pursuant to the Recapitalization.


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            5D. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 5C, the following shall be applicable:

            (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and


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

if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

            (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Preferred Stock. For purposes of paragraph 5D, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

            (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of the Preferred Stock. For purposes of paragraphs 5C and 5D, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Preferred Stock.

            (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related


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

expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined in good faith by the Board of Directors of the Corporation. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

            (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

            (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

            (viii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

            5E. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. If the Corporation in any manner subdivides its outstanding shares of Series A Preferred Stock into a greater number of shares, then the Series B Preferred Stock shall be similarly subdivided and, if the Corporation in any manner combines its outstanding shares of Series A Preferred Stock into a smaller number of shares, then the number of shares of Series B Preferred Stock immediately prior to such combination shall be proportionately reduced.

            5F. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, other than the Recapitalization, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that each of the holders of Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding) to insure that the provisions of this Section 5 and Section 6 hereof shall thereafter be applicable to the Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

            5G. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided that no such adjustment pursuant to this Section 5G shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Preferred Stock.

            5H. Notices.

                  (i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

                  (ii) The Corporation shall give written notice to all holders of Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock (other than the Recapitalization), (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                  (iii) The Corporation shall also give written notice to the holders of Preferred Stock at least twenty (20) days prior to the date on which any Organic Change shall take place.

      5I. Automatic Conversion of Preferred Stock to Common Stock.

      (i) Each share of Preferred Stock shall automatically be converted into corresponding shares of Conversion Stock at the Conversion Price (without the payment of such Conversion Price) at the time in effect for such share immediately upon the earlier of (i) the Corporation's sale of its Common Stock in a Qualified Public Offering or (ii) the date specified by written consent or agreement of the holders of 67 percent of the then outstanding shares of Preferred Stock. Any such automatic conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Qualified Public Offering and upon written notice of such automatic conversion delivered to all holders of Preferred Stock at least seven (7) days prior to such closing.

      5J. Automatic Conversion of Series A Preferred Stock or Series C Preferred
          Stock to Series B Preferred Stock.

      Notwithstanding anything in these Articles to the contrary, if at any time, any holder of capital stock of the Corporation or group (within the meaning of Section 13(d)(3) of the 1934 Act) including any such holder would hold more than 49 percent of the aggregate voting power of the capital stock of the Corporation then outstanding, all shares of voting capital stock with voting power greater than 49 percent held by such holder shall, immediately prior to such time, automatically convert into shares of the Corporation's non-voting capital stock in accordance with the Conversion Priority. In addition, if at any time, a Regulated Shareholder together with any affiliates thereof collectively would hold more than 4.9 percent of all of voting power of any class of voting capital stock of the Corporation then outstanding, all shares of voting capital stock with voting power greater than 4.9 percent of such class held by the Regulated Shareholder together with any affiliates thereof shall, immediately prior to such time, automatically convert into shares of the Corporation's non-voting capital stock of such class or series, as the case may be.

            Section 6. Purchase Rights.

            If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock generally (the "Purchase Rights"), then each holder of Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights; provided that if the Purchase Rights involve voting securities, the Corporation shall make available to each holder of Series B Preferred Stock, at such holder's request, Purchase Rights involving securities which are non-voting (except as otherwise required by law), which are otherwise identical to the Purchase Rights involving voting securities and which are convertible into such voting securities on the same terms as Class B Common Stock is convertible into Class A Common Stock.

            Section 7. Registration of Transfer.

            The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Preferred Stock. Upon the surrender of any certificate representing shares of any series of Preferred Stock at such place, the Corporation shall, at the request of the registered shareholder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such series represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will represent such number of shares of such series as is requested by the shareholder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. Subject to any other restrictions on transfer to which such shareholder or such shares may be bound, the Corporation will also register such new certificate in such name as requested by the holder of the surrendered certificate.

            Section 8. Replacement.

            Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

            Section 9. Definitions.

            "Affiliate" shall mean with respect to any person, any other person, directly or indirectly controlling, controlled by or under common control with such person. For the purpose of the above definition, the term "control" (including with correlative meaning, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

            "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended and any rules and regulations or interpretations promulgated thereunder (including without limitation, Regulation Y of the Board of Governors of the Federal Reserve System, 12 CAR Part 225 or any successor to such Regulation) by the Board of Governors of the Federal Reserve System.

            "Change in Control" means the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said 1934 Act), directly or indirectly, of securities of the Corporation representing 50 percent or more of the total voting power represented by the Corporation's then outstanding voting securities; or (ii) the consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50 percent of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, (iii) or the shareholders of the Corporation approve a plan of complete liquidation of the

Corporation or (iv) the consummation of the sale or disposition by the Corporation of all or substantially all of the Corporation's assets. Notwithstanding anything herein to the contrary, the Recapitalization shall not be deemed a Change in Control.

            "Common Stock" means, collectively, the Corporation's Class A Common Stock, par value $0.001 per share, the Corporation's Class B Common Stock, par value $0.001 per share, the Corporation's Class C Common Stock, par value $0.001 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

            "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 5D(i) and 5D(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock issuable upon conversion of the Preferred Stock.

            "Conversion Priority" means that in the event of an automatic conversion of the voting capital stock into non-voting capital stock pursuant to
(i) Article Fourth, Subdivision I, Section 5, Paragraph 5J, (ii) Article Fourth, Subdivision II, Section 4 and (iii) Article Fourth, Subdivision IV, Section 4, then the priority of conversion for all shares of voting capital stock held by an affected holder with voting power greater than 49 percent of the total voting power of the outstanding capital stock of the Corporation shall be (a) Class A Common Stock into Class B Common Stock first, (b) Class C Common Stock into Class B Common Stock second (if additional voting capital stock must be automatically converted), (c) Series A Preferred Stock into Series B Preferred Stock third (if additional voting capital stock must be automatically converted), and (d) Series C Preferred Stock into Series B Preferred Stock (if additional voting capital stock must be automatically converted).

            "Conversion Stock" with respect to (i) the Series A Preferred Stock, means shares of the Corporation's Class A Common Stock, par value $0.001 per share (ii) the Series B Preferred Stock, means shares of the Corporation's Class B Common Stock, par value $0.001 per share and (iii) the Series C Preferred Stock, means shares of the Corporation's Class C Common Stock, par value $0.001 per share; provided that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

            "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

            "Fundamental Change" means (a) any sale or transfer of more than 50 percent of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation's Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Preferred Stock are not changed and the Preferred Stock is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors; provided that a merger or other transaction conducted for the sole purpose of changing the Corporation's domicile shall not be considered a Fundamental Change. Notwithstanding anything herein to the contrary, the Recapitalization shall not be considered a Fundamental Change.

            "Junior Securities" means any capital stock or other equity securities of the Corporation, except for (i) the Preferred Stock and (ii) the 12 1/2% Senior Exchangeable Preferred Stock and the 12 1/2% Series B Senior Exchangeable Preferred Stock which are to be designated by the Board of Directors in connection with the Recapitalization.

            "Liquidation Value" of any Share as of any particular date shall be equal to $11.33.

            "Market Price" of any security means the average of the closing prices of such security's sales on the principal securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined by the Corporation's Board of Directors. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

            "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

            "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

            "Qualified Public Offering" means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force pursuant to which the public offering price per share of which is not less than $14.00 (adjusted to reflect stock dividends, stock splits or recapitalizations) after the date hereof and results in aggregate gross cash proceeds to the Corporation of at least $30,000,000 (before deduction of underwriting discounts and expenses).

            "Recapitalization" means the transactions contemplated by the Recapitalization Agreement.

            "Recapitalization Agreement" means the Amended and Restated Recapitalization Agreement, dated as of February 1, 1998, by and among the Corporation, Micron Electronics, Inc., MEI California, Inc. and certain investors, as such agreement may from time to time be amended in accordance with its terms.

            "Regulated Shareholder" shall mean any shareholder (i) that is subject to the provisions of the Bank Holding Company Act and (ii) that holds shares of capital stock of the Corporation.

            "Regulatory Problem" shall mean, with respect to any shareholder, any set of facts, events or circumstances the existence of which would cause such shareholder to believe that there is a substantial risk of assertion by a governmental entity (which belief shall be reasonable in connection with the prevailing regulatory environment) that such shareholder is or would be in violation of any law, regulation, rule or other requirement of any governmental authority (including without limitation, the Bank Holding Company Act).

            "Restricted Stock" shall mean Class B Common Stock or Series B Preferred Stock ever held of record by any Regulated Shareholder or its Affiliates, excluding treasury shares; provided, however, that any such shares shall cease to be Restricted Stock when such shares are transferred in a transaction which is a Conversion Event, a transaction approved in advance by the Board of Governors of the Federal Reserve System as being in compliance with the requirements of the Bank Holding Company Act or are acquired by the Corporation or any subsidiary of the Corporation, as the case may be.

            "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

            Section 10. Amendment and Waiver.

            No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 11 hereof without the prior written consent of the holders of at least 67 percent of the Preferred Stock outstanding at the time such action is taken; provided that no such action shall change (a) the Conversion Price of the Preferred Stock or the number of shares or class of stock into which the Preferred Stock is convertible, without the prior written consent of the holders of at least 75 percent of the Preferred Stock then outstanding or (b) the percentage of Preferred Stock required to approve any change described in clause (a) above, without the prior written consent of the holders of at least 75 percent of the Preferred Stock then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Preferred Stock then outstanding and provided further that (i) no change, amendment, modification or waiver shall be made which adversely affects one class of Common Stock in a manner differently than each other class of Common Stock without the consent of each holder of such class of Common Stock, (ii) no change, amendment, modification or waiver shall be made which adversely affects one series of Preferred Stock in a manner differently than each other series of Preferred Stock without the consent of each holder of such series of Preferred Stock and
(iii) no change, amendment, modification or waiver shall be made to the ability of each class and series to convert to non-voting classes and series of common and preferred stock.

            Section 11. Notices.

            Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any shareholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                            II. Class A Common Stock

      Section 1. Dividends.

      The holders of shares of Class A Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the provisions of Subdivision I of this Article Fourth with respect to the rights of holders of the Preferred Stock and subject to the simultaneous payment of equivalent dividends on the Class B Common Stock and Class C Common Stock as set forth in Subdivisions III and IV hereof.

      Section 2. Liquidation.

      Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment in full of the amounts to be paid to holders of Preferred Stock pursuant to Subdivision I, Section 2 hereof, the holders of Class A Common Stock, the holders of Class B Common Stock, and the holders of Class C Common Stock shall share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

      Section 3. Voting Rights.

      Except as otherwise required by law and subject to the provisions set forth in this Article Fourth, the holders of shares of Common Stock issued and outstanding and Preferred Stock issued and outstanding shall vote together as a single class on all matters subject to shareholder approval. Notwithstanding the foregoing, the holders of Class A Common Stock shall have no right to vote except as set forth in this section and as otherwise expressly required by law.

      All shares of Class A Common Stock shall be identical with each other in every respect. The shares of Class A Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote.

      Section 4. Conversion.

      (i) Shares of Class A Common Stock held by a Substantial Shareholder, a Regulated Shareholder or any of their affiliates may be converted, at the option of the holder thereof at any time, into an equal number of fully paid and non-assessable shares of Class B Common Stock. The Corporation shall at all times take such action as is necessary to assure that an adequate number of shares of Class B Common Stock is available and reserved for issuance upon conversion of all outstanding shares of Class A Common Stock. The Corporation will not take any action with respect to any series or class of its capital stock if subsequent to such action the provisions of the preceding sentence could not be complied with.

      (ii) Notwithstanding anything in these Articles to the contrary, if at any time, any holder of capital stock of the Corporation or group (within the meaning of Section 13(d)(3) of the 1934 Act) including such holder would hold more than 49 percent of the aggregate voting power of the capital stock of the Corporation then outstanding, all shares of voting capital stock with voting power greater than 49 percent held by such holder shall, immediately prior to such time, automatically convert into shares of the Corporation's non-voting capital stock in accordance with the Conversion Priority. In addition, if at any time, a Regulated Shareholder together with any affiliates thereof collectively would hold more than 4.9 percent of the aggregate voting power of any class of voting capital stock of the Corporation then outstanding, all shares of voting capital stock with voting power greater than 4.9 percent of such class held by such Regulated Shareholder together with any affiliates thereof shall, immediately prior to such time, automatically convert into shares of the Corporation's non-voting capital stock of such class or series, as the case may be.

                            III. Class B Common Stock

      Section 1. Dividends.

      The holders of shares of Class B Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the provisions of Subdivision I of this Article Fourth with respect to the rights of holders of the Preferred Stock. Such dividends shall be equivalent in every respect to dividends declared on Class A Common Stock and

Class C Common Stock; provided, however, that in the event that the holders of Class A Common Stock receive a dividend payable in shares of Class A Common Stock or Class C Common Stock, then holders of Class B Common Stock shall receive a number of shares of Class B Common Stock which is equal to the number of shares of Class A Common Stock or Class C Common Stock which they would, but for this proviso, have received pursuant to this paragraph.

      Section 2. Liquidation.

      Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment in full of the amounts to be paid to holders of Preferred Stock pursuant to Subdivision I, Section 2 hereof, the holders of Class A Common Stock, the holders of Class B Common Stock, and the holders of the Class C Common Stock shall share ratably based upon the number of shares of Common Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

      Section 3. Voting Rights.

      Except as otherwise required by law and subject to the provision set forth in this Article Fourth, the holders of shares of Common Stock issued and outstanding and Preferred Stock issued and outstanding shall vote together as a single class on all matters subject to shareholder approval. Notwithstanding the foregoing, the holders of Class B Common Stock shall have no right to vote except as set forth in this section and as otherwise expressly required by law.

      In the event a right to vote expressly required by law arises, each holder of Class B Common Stock (i) shall be entitled to vote, together as a single class with the holders of the Class A Common Stock, (ii) shall be entitled to one vote for each share of Class A Common Stock that would be issuable to such holder upon the conversion of all of the shares of Class B Common Stock held by such holder on the record date for determination of shareholders entitled to vote and (iii) shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation.

      Section 4. Conversion.

      (i) Subject to and upon compliance with the provisions of this section, each holder of Class B Common Stock shall be entitled at any time and from time to time in such shareholder's sole discretion and at such shareholder's option, to convert any or all of the shares of Class B Common Stock held by such shareholder into the same number of shares of Class A Common Stock; provided, however, that no holder of Class B Common Stock shall be entitled to convert shares of Class B Common Stock into Class A Common Stock, if and to the extent that after giving effect to such conversion, such holder (together with other persons within the same "group" (within the meaning of Section 13(d)(3) of the 1934 Act)) holds shares of capital stock of the Corporation representing more than 49% of the voting power of the then outstanding capital stock of the Corporation; and provided, further, that, Class B Common Stock that is Restricted Stock may not be converted into Class A Common Stock, if and to the extent that immediately prior thereto, or as a result of such conversion, with respect to such Restricted Stock, the Regulated Shareholder who owns or has owned such Restricted Stock, reasonably determines that the issuance of shares of Class A Common Stock upon the conversion of such Restricted Stock would result in a Regulatory Problem for such Regulated Shareholder.

      (ii) Each share of Class B Common Stock shall automatically be converted into a share of Class A Common Stock immediately upon the Corporation's sale of its Common Stock in a Qualified Public Offering. Any such automatic conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Qualified Public Offering and upon written notice of such automatic conversion delivered to all holders of Class B Common Stock at least seven (7) days prior to such closing. Notwithstanding anything herein to the contrary, no shares of Class B Common Stock held by any holder or group (within the meaning of Section 13(d)(3) of the 1934 Act) of holders or a Regulated Shareholder together with any affiliates thereof as the case may be, shall be converted into shares of Class A Common Stock to the extent such conversion, if after giving effect to the Qualified Public Offering, would increase the voting power of capital stock held by such holders or group (within the meaning of Section 13(d)(3) of the 1934 Act) of holders or Regulated Shareholder together with any affiliates thereof above 49 percent or 4.9 percent, respectively, of the voting power of the then outstanding capital stock of the Corporation.

                            IV. Class C Common Stock

      Section 1. Dividends.

      The holders of shares of Class C Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the provisions of Subdivision I of this Article Fourth with respect to the rights of holders of the Preferred Stock and subject to the simultaneous payment of equivalent dividends on the Class A Common Stock and Class B Common Stock as set forth in Subdivisions II and III hereof.

      Section 2. Liquidation.

      Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment in full of the amounts to be paid to holders of Preferred Stock pursuant to Subdivision I, Section 2 hereof, the holders of Class A Common Stock, the holders of Class B Common Stock, and the holders of Class C Common Stock shall share ratably based upon the number of shares of Common

Stock held by them in all remaining assets of the Corporation available for distribution to its shareholders.

      Section 3. Voting Rights.

      Except as otherwise required by law and subject to the provision set forth in this Article Fourth, the holders of shares of Common Stock issued and outstanding and Preferred Stock issued and outstanding shall vote together as a single class on all matters subject to shareholder approval. Notwithstanding the foregoing, the holders of Class C Common Stock shall have no right to vote except as set forth in this section and as otherwise expressly required by law.

      All shares of Class C Common Stock shall be identical with each other in every respect. The shares of Class C Common Stock shall entitle the holders thereof to two votes for each share upon all matters upon which shareholders have the right to vote.

      Section 4. Conversion.

      (i) Shares of Class C Common Stock held by any holder of capital stock or group (within the meaning of Section 13(d)(3) of the 1934 Act) including such holder owning 49% or more of the voting power of the outstanding capital stock of the Corporation or a Regulated Shareholder together with any of their affiliates may be converted, at the option of such holder at any time, into an equal number of fully paid and non-assessable shares of Class B Common Stock. The Corporation shall at all times take such action as is necessary to assure that an adequate number of shares of Class B Common Stock is available and reserved for issuance upon conversion of all outstanding shares of Class C Common Stock. The Corporation will not take any action with respect to any series or class of its capital stock if subsequent to such action the provisions of the preceding sentence could not be complied with.

      (iii) Each share of Class C Common Stock shall automatically be converted into a share of Class A Common Stock immediately upon the Corporation's sale of its Common Stock in a Qualified Public Offering. Any such automatic conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Qualified Public Offering and upon written notice of such automatic conversion delivered to all holders of Class C Common Stock at least seven (7) days prior to such closing.

      (iv) Notwithstanding anything in these Articles to the contrary, if at any time, any holder of capital stock of the Corporation or group (within the meaning of Section 13(d)(3) of the 1934 Act) including such holder would hold more than 49 percent of the aggregate voting power of the capital stock of the Corporation then outstanding, all shares of voting capital stock with voting power greater than 49 percent held by any such holder shall, immediately prior to such time, automatically convert into shares of the Corporation's non-voting capital stock in accordance with the Conversion Priority. In addition, if at any time, a Regulated Shareholder together with any affiliates thereof collectively would hold more than 4.9 percent of the aggregate voting power of any class of voting capital stock of the Corporation then outstanding, all shares of voting capital stock with voting power greater than 4.9 percent of such class held by such Regulated Shareholder together with any affiliates thereof shall, immediately prior to such time, automatically convert into shares of the Corporation's non-voting capital stock of such class or series, as the case may be.

                               V. Old Common Stock

      All shares of Old Common Stock shall be identical with each other in every respect. The shares of Old Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote. If any Old Common Stock is redeemed by the Corporation, the Corporation shall not reissue such Old Common Stock.

             VI. Provisions Relating to all Classes of Common Stock

      Section 1. Conversion Procedure.

      Each conversion of shares of one class of Common Stock of the Corporation into shares of another class of Common Stock of the Corporation shall be effected by the surrender of the certificate or certificates representing the shares to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by written notice to the holders of Common Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, stating that such shareholder desires to convert the Converting Shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the other class of Common Stock (the "Converted Shares"). Such notice shall also state the name or names (with addresses) and denominations in which the certificate or certificates for Converted Shares are to be issued and shall include instructions for the delivery thereof. The Corporation shall promptly notify each Regulated Shareholder of its receipt of such notice. Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering shareholder's instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion, and the Corporation will deliver to the converting shareholder a certificate (which shall contain such legends as were set forth on the surrendered certificate or certificates) representing the shares which were represented by the certificate or certificates that were delivered to the Corporation in connection with such conversion, but which were not converted; provided, however, that if such conversion is subject to Section

2 of this Subdivision VI, the Corporation shall not issue such certificate or certificates until the expiration of the Deferral Period referred to therein. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such notice shall have been received by the Corporation, and at such time the rights of the holder of the Converting Shares as such shareholder shall cease (except that, in the case of a conversion subject to Section 2 of this Subdivision VI, the conversion shall be deemed to be effective upon the expiration of the Deferral Period referred to therein) and the person or persons in whose name or names the certificate or certificates for the Converted Shares are to be issued upon such conversion shall be deemed to have become the shareholder or shareholders of record of the Converted Shares. Upon issuance of shares in accordance with this Subdivision VI, such Converted Shares shall be duly authorized, validly issued, fully paid and non-assessable. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which will be immediately transmitted by the Corporation upon issuance). This Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock. Notwithstanding the foregoing, in the event such Regulated Shareholder or any affiliate thereof collectively holds more than an amount equal to 4.9 percent of the aggregate amount of voting capital stock of the Corporation then outstanding, all shares of voting capital stock greater than 4.9 percent shall automatically convert into shares of the Corporation's non-voting Class B Common Stock or Series B Preferred Stock, as the case may be.

      Section 2. Restrictions on Redemptions, Etc.

      (1) The Corporation shall not redeem, purchase, acquire or take any other action affecting outstanding shares of Common Stock or Preferred Stock if, after giving effect to such redemption, purchase, acquisition or other action, a Regulated Shareholder (other than any such shareholder which requested that the Corporation take such action, or which otherwise waives in writing its rights under this paragraph (1) of this section) would own more than 4.9 percent of the voting power of any class of voting capital stock of the Corporation then outstanding (determined by assuming such Regulated Shareholder (but no other shareholder) has exercised, converted or exchanged all of its options, warrants and other convertible or exchangeable securities) unless the Corporation gives written notice (the "Deferral Notice") of such action to each Regulated Shareholder. The Corporation will defer making any such conversion, redemption, purchase or other acquisition, or taking any such other action for a period of twenty (20) days (the "Deferral Period") after the receipt of the Deferral Notice by each Regulated Shareholder in order to allow each Regulated Shareholder to determine whether it wishes to convert or take any other action with respect to the Common Stock or Preferred Stock it owns, controls or has the power to vote. Upon complying with the procedures hereinabove set forth in this paragraph (1), the Corporation may so convert or directly or indirectly redeem, purchase or otherwise acquire any shares of Common Stock or any other class of capital stock of the Corporation or take any other action affecting the voting rights of such shares.

      (2) The Corporation shall not redeem, purchase, acquire or take any other action affecting outstanding shares of Common Stock or Preferred Stock if, after giving effect to such redemption, purchase, acquisition or other action, a Regulated Shareholder would own more than 24.9 percent of the total equity of the Corporation or more than 24.9 percent of the total value of all capital stock of the Corporation (determined by assuming such Regulated Shareholder (but no other shareholder) has exercised, converted or exchanged all of its options, warrants and other convertible or exchangeable securities).

      Section 3. Stock Splits; Adjustment.

      If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of the Class A Common Stock, the Class B Common Stock or the Class C Common Stock, then the outstanding shares of each other class of Common Stock shall be subdivided or combined, as the case may be, to the same extent, shares and share alike, and effective provision shall be made for the protection of the conversion rights hereunder.

      In case of any reorganization, reclassification or change of shares of the Class A Common Stock, the Class B Common Stock or the Class C Common Stock (other than a change in par value or from par to not par value or as a result of subdivision or combination), or in the case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the resulting or surviving corporation and which does not result in any reclassification or change of outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock), each holder of Class A Common Stock, Class B Common Stock or Class C Common Stock shall receive the same type, kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change, consolidation or merger, with respect to each share of Class A Common Stock, Class B Common Stock and Class C Common Stock held; provided, however, that each Regulated Shareholder shall receive non-voting capital stock or cash at the discretion of the Corporation in lieu of and to the extent that any such asset distribution would cause a Regulatory Problem, with respect to such Regulated Shareholder. In the event of such reorganization, reclassification, change, consolidation or merger, effective provision shall be made in the Articles of Incorporation or other operative document of the resulting or surviving corporation or otherwise which shall entitle holders of such other shares of stock and other securities and property deliverable to holders of

Class A Common Stock, Class B Common Stock or Class C Common Stock to the conversion rights of the Class A Common Stock, Class B Common Stock and Class C Common Stock, as near as reasonably practicable.

      Section 4. Reservation of Shares.

      The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, Class B Common Stock and Class C Common Stock or its treasury shares, solely for the purpose of issuance upon the conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock, such number of shares of such class as are then issuable upon the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock which may be converted.

      Section 5. No Charge.

      The issuance of certificates for shares of any class of Common Stock (upon conversion of shares of any other class of Common Stock or otherwise) shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Common Stock converted.

      Section 6. Registration of Transfer.

      The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered shareholder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will represent such number of shares of such class as is requested by the shareholder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. Subject to any other restrictions on transfer to which such shareholder or such shares may be bound, the Corporation will also register such new certificate in such name as requested by the holder of the surrendered certificate.

      FIFTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the Corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived any improper personal benefit. If the Idaho Business Corporation Act is amended after approval by the shareholders of this Article Fifth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Idaho Business Corporation Act, as so amended.

            Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

      SIXTH: Indemnification

      Section 1. Right to Indemnification.

      Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Idaho Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in Section 2 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) is authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if and to the extent that the Idaho Business Corporation Act requires, an advancement of expenses incurred by an indemnitee in his or her capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

      Section 2. Right of Indemnitee to Bring Suit.

      If a claim for indemnification (including the advancement of expenses) under paragraph 1 of this Section is not paid in full by the Corporation within forty-five days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard of conduct set forth in the Idaho Business Corporation Act. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Idaho Business Corporation Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Idaho Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the Corporation.

      Section 3. Service for Subsidiaries.

      Any person serving as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, at least 50 percent of whose equity interests are owned by the Corporation (hereinafter a "subsidiary"), shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

      Section 4. Reliance.

      Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity and advancement of expenses contained in this Article Sixth in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in this Section shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

      Section 5. Non-Exclusivity of Rights.

      The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under this Articles of Incorporation or under any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

      Section 6. Insurance.

      The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Idaho Business Corporation Act.

      Section 7. Indemnification of Employees and Agents of the Corporation.

      The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

      SEVENTH: The following provisions are inserted for the regulation and conduct of the business and affairs of the Corporation and are in furtherance of and not in limitation or exclusion of any powers conferred upon it by statute:

      Section 1. Preemptive Rights.

      No shareholder shall have pursuant to this Articles of Incorporation preemptive rights to acquire unissued shares of the Corporation.

      Section 2. Cumulative Voting.

      There shall be no cumulative voting in election of directors.

      Section 3. Board of Directors Power as to Bylaws.

      The Board of Directors, by vote of a majority of the whole Board, shall have the power to adopt, make, amend, alter or repeal the Bylaws of the Corporation, but any bylaw adopted by the Board may be amended or repealed by the shareholders.

      Section 4. Meetings of Shareholders; Presence.

      A special meeting of the Shareholders of the Corporation may be called, in accordance with the notice provisions of the Corporation's bylaws, by any shareholder or group of shareholders holding shares of the Corporation that represent greater than 10 percent of the votes (unless otherwise required by law) that will be entitled to vote at the meeting so called.

      EIGHTH: The number of directors constituting the Corporation's Board of Directors shall be determined as set forth in the Bylaws of the Corporation.

      NINTH: the Corporation is to have perpetual existence.

      DATED this 23rd day of February, 1998.


                                    MCMS, INC.


                                    /s/ Rob Subia
                                    -------------------------------------
                                    Rob Subia
                                    President and Chief Executive Officer